EXHIBIT 99

American Water Star Appoints Top Executive
July 30, 2003 09:06:00 AM ET

LAS VEGAS--(BUSINESS WIRE)--July 30, 2003--American Water Star, Inc. (OTCBB:AMWS) is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the US. Effective immediately, American Water Star has added a senior marketing/sales executive to its growing staff.

Jerry Ludeman has joined the Company as Executive Vice
President of Sales - Brand Development & Merchandising. Mr.
Ludeman shall also take over the Secretary responsibilities due to the retiring of Chairman Tom Krucker, who formerly held that position.

Mr. Ludeman has an extensive background in sales holding several sales management positions, including 13 years with Pet Foods Corporation where he held the title of Vice
President of Sales - Perishable Foods.

Roger Mohlman, CEO/President of American Water Star, stated:
"Mr. Ludeman has an outstanding achievement record in the past and serving as our consultant these past few months, has contributed to many opportunities as a result of his many contacts."

A Form 8-K is being filed simultaneously with this press release where a complete summary of Mr. Ludeman's background may be obtained.

About: American Water Star, Inc.

American Water Star, Inc. ("AMWS", "Company"), is a publicly traded company, NASDAQ OTC: AMWS, and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the US. AMWS's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMWS, we believe our great tasting new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Some of our products include; Power Punch -- Our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral enriched, fruit flavored beverage brand; Cool Luc -- Our licensed underground extreme energy drinks are a favorite among the hip, adult market; Geyser Fruit Beverages -- Our line of eight different fruit flavored waters have proven to be popular with consumers; Geyser Fruta -- Our Latin line of four different fruit flavored waters; and our newest addition Hawaiian Tropic -- Our latest product featuring a sugar free, no carbonation, caffeine free, sodium free tropical drink. Flavors include Strawberry Kiwi, Lemon Lime, Orange Guava and Pineapple Grapefruit.

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will de detailed, from time to time, in AMWS's Securities and Exchange Commission filings, including form 10-KSB for the year ended Dec. 31, 2002, and subsequent Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.

Contact Information:
American Water Star, Inc.
Donald Hejmanowski, 702-740-7036

(c) 2003 BusinessWire